Exhibit 5.1

January 29, 2020

Infrastructure and Energy Alternatives, Inc.

6325 Digital Way

Suite 460

Indianapolis, Indiana 46278

Ladies and Gentlemen:

We have acted as counsel for Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), with respect to the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with: (i) subscription rights (the “Rights”) to be distributed by the Company without consideration in connection with a rights offering (the “Rights Offering”) to certain holders of record of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), (ii) up to 15,000 units (the “Units”), each Unit consisting of one share of Series B-3 Preferred Stock, par value $0.0001 per share (the “Series B-3 Preferred Stock”), and 34.375 warrants, with each warrant exercisable for one share of Common Stock (the “Warrants”), (iii) the Series B-3 Preferred Stock, (iv) the Warrants; and (v) up to 515,625 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). We have also participated in the preparation of a Prospectus (the “Prospectus”), which is contained in the Registration Statement to which this opinion is an exhibit.

In connection with the opinions hereinafter expressed, we have examined, among other things: (i) the Amended and Restated Certificate of Incorporation of the Company and the Certificate of Designations thereto, (ii) the Amended and Restated Bylaws of the Company, (iii) the Registration Statement and the Prospectus, (iv) originals, or copies certified or otherwise identified, of the records and minute books of the Company, as furnished to us by the Company, (vi) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Company, and (vii) such other documents and questions of law as we have deemed necessary or appropriate for purposes of this opinion. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Based upon and subject to the foregoing, we are of the opinion that:

(i)            The issuance of the Rights has been duly authorized and, when issued by the Company in the manner described in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(ii)           The Units have been duly authorized and, when issued against payment therefore in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

(iii)          The shares of Series B-3 Preferred Stock included in the Units have been duly authorized and, when issued by the Company in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

(iv)          The Warrants included in the Units have been duly authorized and, when issued by the Company in the manner described in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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(v)           The Warrant Shares have been duly authorized, and when issued upon exercise of the Warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.            We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the State of Delaware and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York, the State of Delaware, and the United States of America. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.            The opinions in clause (i) and (iv) above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Jones Walker LLP

Jones Walker LLP

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